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EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GART SPORTS COMPANY

        Gart Sports Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        1.    The name of the Corporation is Gart Sports Company. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 16, 1993. A Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on April 6, 1994, and a Certificate of Amendment filed December 18, 1997.

        2.    This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and it amends and restates the provisions of the Restated Certificate of Incorporation, as amended, of this corporation.

        3.    The text of the Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

        The name of the corporation is Gart Sports Company (hereinafter referred to as the "Corporation").

ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

        The nature of the business of the Corporation and the purposes for which it is organized are to engage in any business and lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

ARTICLE IV

        Section 1. Authorized Shares. The number of shares of capital stock of all classes which the Corporation shall have authority to issue is 25,000,000 shares, consisting of 22,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 3,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

        Section 2. Designations, Powers, and Preferences. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock are as follows:

        A.    Preferred Stock. Shares of Preferred Stock may be issued in one or more series at such time or times as the Board of Directors may determine. All shares of any one series of Preferred Stock shall be of equal rank and identical in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative. The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of a majority of the capital stock of the Corporation entitled to vote without the separate vote of holders of Preferred Stock as a class. Subject to the limitations hereof and the limitations prescribed by law, the Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to fix from time to time, by resolution or resolutions adopted prior to the issuance of, and providing for the establishment or issuance of any series of Preferred Stock, the designation of such series and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each such series shall include, but shall not be limited to, determination of the following:

          (i)    The distinctive serial designation and number of shares comprising each such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed the total number of authorized shares of Preferred Stock pursuant to Section 1 of this Article IV, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by action of the Board of Directors;

          (ii)  The rate of dividends, if any, on the shares of that series, whether dividends shall be noncumulative, cumulative to the extent earned or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property, or rights, or in shares of the Corporation's capital stock, and the relative priority, if any, of payment of dividends on shares of that series over shares of any other series;

          (iii)  Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable or at whose option they shall be redeemable, and the amount per share payable upon redemption (which amount may vary under different conditions and at different redemption dates) or the property or rights, including securities of any other corporation, payable upon redemption;

          (iv)  Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

          (v)  The rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series in any such event;

          (vi)  Whether the shares of that series shall be convertible into or exchangeable for any other securities and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which they shall be convertible or exchangeable or at whose option they shall be convertible or exchangeable, and the method, if any, of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination or reclassification of shares or similar event;

          (vii) Whether the issuance of any additional shares of such series shall be subject to restrictions, or whether any shares of any other series shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series;

          (viii)  Whether the shares of that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of this Amended and Restated Certificate of Incorporation, voting rights to be exercised either together with holders of Common Stock as a single class, or independently as a separate class;

          (ix)  The rights of the holders of the shares of that series to elect additional directors of the Corporation under specified circumstances and the provisions under which such additional directors so elected shall serve; and

          (x)  Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Amended and Restated Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

        B.    Common Stock.

        Subject to all of the rights of the Preferred Stock, and except as may be provided with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to this Article IV:

          (i)    Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

          (ii)  The holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

          (iii)  Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

        C.    Preemptive Rights. No holder of any stock of the Corporation of any class shall have the preemptive right to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of securities convertible into or exchangeable for stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend.

ARTICLE V

        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. For the management of the business and for the conduct of the affairs of the Corporation, and in further creation, definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders, it is further provided:

        Section 1. Elections of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

        Section 2. Number, Election, and Terms of Directors. Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by resolutions adopted by the Board of Directors; provided, however, that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        Section 3. Stockholder Nomination of Director Candidates. Advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, shall be given in the manner provided in the Bylaws.

        Section 4. Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until such director's successor shall have been elected and qualified, or until such director's earlier resignation or removal.

        Section 5. Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders; provided, however, that any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice (except as set forth below), and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the Secretary of the Corporation shall have received at least 24 hours' prior written notice of the intent to take such action, which notice shall be conveyed by the Secretary of the Corporation to each director at least 24 hours prior to the taking of such action; provided that such notice may be waived in writing by each director entitled to receive such notice. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any such consent may be in counterparts and shall bear the date of signature of each stockholder who signs the consent. No such consent shall be effective to take any action unless, within sixty days following the date of the earliest signature thereon, the consent or counterparts thereof, bearing the signatures of holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted to take such action, are delivered to the Corporation by delivery to its principal place of business or to the secretary of the Corporation. Any action taken pursuant to such consent shall be effective, as of the date of the last signature thereon needed to make it effective, unless otherwise provided in the consent. All counterparts of such consent necessary to make it effective shall be filed with the minutes of proceedings of the stockholders.

        Except as otherwise prescribed by law and subject to the rights of holders or any class or series of Preferred Stock, special meetings of stockholders of the Corporation, for any purpose or purposes, may be called only by the Chairman of the Board, if there be one, the President, or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors and shall be called by the Secretary or any Assistant Secretary, if there be one, at the request in writing of a majority of the entire Board of Directors or by holders of outstanding stock of the Corporation having not less than a majority of the votes that would be necessary to authorize such action.

        Section 6. Bylaw Amendments. The Board of Directors shall have power to make, alter, amend and repeal the Bylaws (except so far as the Bylaws adopted by the stockholders shall otherwise provide). Any Bylaws made by the Board of Directors under the powers conferred hereby may be altered, amended or repealed by the Board of Directors or by the stockholders of the Corporation. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, Section 7 of Article II and Section 3 of Article III of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least a majority of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

        Section 7. Removal of Directors. Any director (or the entire Board of Directors), other than those who may be elected by the holders of any class or series of Preferred Stock, may be removed from office by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class.

        Section 8. Amendment, Repeal, Etc. Notwithstanding any other provision of this Restated Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal, this Article V or any provision hereof.

ARTICLE VI

        Section 1. Vote Required for Certain Business Combinations.

        A.    Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article VI:

          (i)    any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which immediately prior to such merger or consolidation is an Affiliate of an Interested Stockholder; and

          (ii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equal to or greater than 20% of the Corporation's assets, as set forth on the Corporation's most recent audited consolidated financial statements; or

          (iii)  the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof), which cash, securities or other property has an aggregate Fair Market Value equal to or greater than 20% of the Corporation's assets, as set forth on the Corporation's most recent audited consolidated financial statements, unless such issuance or transfer is made pro rata to all stockholders of the Corporation; or

          (iv)  the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

          (v)  any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Corporation, or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary which is Beneficially Owned (as hereinafter defined) by an Interested Stockholder or any Affiliate of any Interested Stockholder,

shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding Voting Stock not Beneficially Owned by the applicable Interested Stockholder or an Affiliate of such Interested Stockholder and present in person or by proxy at the meeting of stockholders at which the Business Combination (as hereinafter defined) is being considered, voting together as a single class (it being understood that for the purposes of this Article VI, each share of Voting Stock shall have the number of votes granted to it pursuant to or in accordance with the provisions of Article IV of this Amended and Restated Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

        B.    Definition of "Business Combination." The term "Business Combination" used in this Article shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 1.

        Section 2. When Higher Vote is Not Required.

        The provisions of Section 1 of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Amended and Restated Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs A or B are met:

        A.    Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

        B.    Price and Procedure Requirements. All of the following conditions shall have been met:

          (i)    The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

            (a)  if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by them (1) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (2) in the transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher; or

            (b)  the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article as the "Determination Date"), whichever is higher.

          (ii)  The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock (other than Excluded Preferred Stock as hereinafter defined) shall be at least equal to the highest of the following, it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class or series of outstanding Voting Stock (other than Excluded Preferred Stock), whether or not the Interested Stockholder or any of its Affiliates has previously acquired any shares of a particular class or series of Voting Stock:

            (a)  if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of such class of Voting Stock acquired by them (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher; or

            (b)  if applicable, the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

            (c)  the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

          (iii)  The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock, but excluding Excluded Preferred Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting

  Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with paragraph B(i) and B(ii) of this Section 2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

          (iv)  After such Interested Stockholder or any of its Affiliates has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or upon liquidation; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) neither such Interested Stockholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

          (v)  After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

          (vi)  A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall have been mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

          (vii) Such Interested Stockholder shall have supplied the Corporation with such information as shall have been requested pursuant to Section 4.B. of this Article VI within the time period set forth therein.

        Section 3. Certain Definitions.

        For the purposes of this Article:

        A.    "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the rules and regulations under the Securities Exchange Act of 1934, as in effect on the date on which this Amended and Restated Certificate of incorporation is filed.

        B.    A person shall be a "Beneficial Owner" of, or shall "Beneficially Own," any Voting Stock:

          (i)    which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the date on which this Amended and Restated Certificate of Incorporation is filed; or

          (ii)  which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the Beneficial Owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner); or

          (iii)  which are Beneficially Owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (ii) of this paragraph (B)) or disposing of any shares of Voting Stock; provided, however, that in case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate of such trustee), solely by reason of such capacity of such trustee, shall be deemed, for any purposes hereof, to beneficially own any shares of Voting Stock held under any such plan.

        C.    "Disinterested Director" means (i) any member of the Board of Directors (a) who is not an Affiliate of the Interested Stockholder and (b) was a member of the Board of Directors prior to the time that a Business Combination with such Interested Stockholder or an Affiliate thereof was proposed, and (ii) any successor of a Disinterested Director who is not an Affiliate of the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

        D.    "Equity Security" shall have the meaning ascribed to such term in section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on the date on which this Amended and Restated Certificate of Incorporation is filed.

        E.    "Excluded Preferred Stock" means any series of Preferred Stock with respect to which the Certificate of Designation creating such series expressly provides that the provisions of this Article VI shall not apply.

        F.    "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for the New York Stock Exchange—Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, on the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") National Market, or, if such stock is not traded on the NASDAQ National Market, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the NASDAQ or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

        G.    "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

          (i)    is the Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock; or

          (ii)  is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

          (iii)  is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

        H.    For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph G of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by the Interested Stockholder through application of paragraph G of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

        I.    A "person" shall mean any individual, firm, corporation, limited liability company, partnership or other entity.

        J.    "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation; provided, however, that for purposes of the definition of Interested Stockholder set forth in paragraph G of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.

        K.    "Whole Board" means the total number of directors which this Corporation would have if there were no vacancies.

        L.    In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraph B(i) and (ii) of Section 2 of this Article shall include the shares of Common Stock or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

        Section 4. Powers of the Board of Directors.

        A.    A majority of the Whole Board but only if a majority of the Whole Board shall then consist of Disinterested Directors or, if a majority of the Whole Board shall not then consist of Disinterested Directors, a majority of the then Disinterested Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VI, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in paragraph (B) of Section 2 have been met with respect to any Business Combination, (v) the Fair Market Value of stock or other property in accordance with paragraph (H) of Section 3 of this Article VI, and (vi) whether the assets which are the subject of any Business Combination referred to in paragraph A(ii) of Section 1 have or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in paragraph A(iii) of Section 1 has, an aggregate Fair Market Value equal to or greater than 20% of the Corporation's assets as set forth on the corporation's most recent audited consolidated financial statements.

        B.    A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Disinterested Directors, or, if a majority of the Whole Board shall not then consist of Disinterested Directors, a majority of the then Disinterested Directors shall have the right to demand, that any person who it is reasonably believed is an Interested Stockholder (or holder of record shares of Voting Stock Beneficially Owned by any Interested Stockholder) supply this Corporation with complete information as to (i) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder, (ii) the number of, and class or series of, shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article VI, as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.

        Section 5. No Effect on Fiduciary Obligations of Interested Stockholders.

        Nothing contained in this Article shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

        Section 6. Amendment, Repeal, Etc.

        Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law) the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with, or repeal, this Article VI or any provision hereof.

ARTICLE VII

        No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director of the Corporation shall be eliminated or limited to the fullest extent provided or permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director under this Article VII, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article VII, prior to such repeal or modification.

ARTICLE VIII

        The Corporation shall indemnify to the full extent permitted by the laws of the State of Delaware as from time to time in effect any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. Expenses (including attorneys' fees) incurred in defending an action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by Delaware law. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article VIII. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Amended and Restated Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article VIII shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or Bylaws or of any statute inconsistent with this Article, shall eliminate or reduce the effect of this Article, in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

        In accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation shall become effective upon its filing date.

        IN WITNESS WHEREOF, Gart Sports Company has caused this Amended and Restated Certificate of Incorporation to be signed and acknowledged by its President and attested by its Secretary and its corporate seal to be affixed hereto this 9th day of January, 1998.

GART SPORTS COMPANY
	By:	/s/ JOHN DOUGLAS MORTON John Douglas Morton, President

ATTEST:
/s/ THOMAS B. NELSON Thomas B. Nelson, Secretary

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  EXHIBIT 3.1